Exhibit 99.1

Investor and Financial Contacts:

Amanda Clardy

Vice President, Investor Relations

(760) 603-7200

NOT FOR IMMEDIATE RELEASE

Invitrogen Announces First Quarter 2007 Results

Revenue from continuing operations $309 million, 10 percent increase over prior year

GAAP EPS $0.62, non-GAAP EPS of $1.14 a 33 percent increase over prior year

Free cash flow $57 million in the quarter

CARLSBAD, CA, May 1, 2007 — Invitrogen Corporation (Nasdaq: IVGN) today announced results for its first quarter ended March 31, 2007. Revenue for the first quarter was $309 million, an increase of 10 percent over first quarter 2006 revenue of $280 million, excluding the impact of discontinued operations.

“We are very pleased with our strong first quarter results and with the fact that we have made progress against all our core focus areas. These results serve as a solid launching point for the remainder of 2007. I’m confident we’re successfully repositioning the company for sustained, profitable growth.” said Greg Lucier, Chairman and Chief Executive Officer of Invitrogen.

First quarter diluted earnings per share from continuing operations was $0.62, which includes $0.13 per share of stock option expensing and $0.39 per share for amortization and other items. On a non-GAAP basis, which excludes these items, diluted earnings per share was $1.14, an increase of 33 percent over the same period last year. The following analysis of diluted earnings per share identifies specific items that affect the comparability of results between periods.

	Three Months Ending March 31,
	2007	2006	% Change
GAAP earnings per share from continuing operations, diluted	$0.62	$0.34	84%
Amortization of acquisition related expenses	$0.37	$0.35	6%
Stock option expense (FAS123r)	$0.13	$0.14	(7%)
Business integration expense	$0.02	$0.03	n/m

Non-GAAP earnings per share, diluted	$1.14	$0.86	33%

Exhibit 99.1

Reconciliations between Invitrogen’s GAAP and non-GAAP results for the periods reported are presented in the attached tables and on the company’s website at www.invitrogen.com.

Successful completion of divestiture transactions

In early 2007, the company completed the sale of two of its business units, BioReliance and BioSource Europe. As a result, the financial statements for these business units have been moved to discontinued operations. Revised non-GAAP financials for fiscal year 2006 have been posted to the companies website at www.invitrogen.com.

Analysis of First Quarter 2007 Results

•

First quarter 2007 revenues from continuing operations increased 10 percent over the prior year, driven by growth in the Americas and emerging markets, timing of BioProduction orders, and positive currency benefits.

•	The net effect of foreign currency on revenue growth in the first quarter was a positive 3 percent compared to first quarter 2006.

•

Gross margin, on a non-GAAP basis, of 64.9% was comparable to prior year levels. However, gross margin improved 460 basis points over the prior quarter as a result of increased volume, improved pricing, better mix within the BioDiscovery segment, lower operations costs, and higher royalty revenue.

•	Non-GAAP Operating Margin improved to 26.8% as compared to 25.0% from the prior year level. The improvement was a result of operating expenses growing at half the rate of revenue growth.

•	First quarter 2007 tax rate, on a non-GAAP basis, was 30.5 percent, lower than the previous year due to distribution of income and tax credits approved late in 2006.

•

Weighted average shares outstanding declined to 48.3 million in the first quarter primarily as a result of the continued execution of the share repurchase program. The company repurchased 1.5 million shares for $100 million within the quarter.

•	Cash from operating activities for the first quarter was $69 million. First quarter capital expenditures were $12 million and free cash flow was $57 million.

Segment and Geographic Highlights

•	BioDiscovery revenue was $220 million in the first quarter, an increase of 9 percent over the same period in the previous year. Contributing to the solid revenue growth were the following:

•	Continued adoption of bench-top devices, such as iBlot and Qubit, demonstrate the value of integrated systems that provide significant time savings and ease of use.

•

New product launches within core product areas and revisions to the selling model, including new compensation plans, leadership and training, are paying off by driving solid growth across most areas of the portfolio, including proteomics, RNAi, qPCR, purification, cytokine assays, cellular analysis and bead based separation technologies.

•	Positive timing of royalty and OEM revenue.

Exhibit 99.1

•

Cell Culture Systems revenue was $89 million in the first quarter, an increase of 13 percent over the same period in the previous year. As a result of the divestiture of the BioReliance business unit, historical revenue from this business has been moved to discontinued operations. The revised revenue base for Cell Culture Systems for first quarter 2006 is $78 million.

•	Cell Culture Production had strong performance with double digit revenue growth, benefiting from favorable timing of large production orders.

•	Sera revenue was $20M, low single digit growth over the same period last year, resulting from growth in research sera that more than offset declines in production sera.

•

Revenue from stem cell-related products, primarily in the Cell Culture Systems business, grew double digits, resulting from the multi-year R&D projects that have positioned the company as the premier provider of stem cell reagents.

•

Revenue growth by region for the first quarter was 9 percent in the Americas, 13 percent in Europe and 9 percent in Asia Pacific, driven by mid single digit growth in Japan and double digit growth in the rest of Asia.

•	The America’s implementation of a global ERP system took place on April 9th. Further details on the implementation will be given on today’s conference call.

•	Investments into online ordering tools and the company’s website have continued to pay off with a record quarter of online orders in the Americas of 56%.

•

For the third consecutive year, our customers recognized us as a leader in the life sciences with six Life Science Industry Awards. Invitrogen was a finalist in twelve categories and won in six, including Cell Biology Kits and Reagents, Cell Culture Media and Reagents, Most Responsive Customer Service, Most Knowledgeable Technical Support, Most Useful Web Site and Most Memorable Print Advertisement.

New Product Highlights

•

OptiCHO™ Express Kit, which allows users to efficiently transfect CHO DG44 cells in a serum-free environment, as well as rapidly develop stable, high expression cell lines, was launched. Manufacturers of therapeutic protein can generate the maximum amount of protein in the shortest possible time, potentially saving up to six months of development time when compared to current methods.

•

GIBCO® HuMEC Serum-Free Medium, optimized specifically for culture of human mammary epithelial cells, was introduced. This serum-free medium is formulated with known concentrations of proteins, growth factors, and other supplements to ensure consistent lot-to-lot performance, making it the best choice for researchers using human mammary epithelial cells to understand the biochemical pathways involved in breast cancer progression.

•

MesenPRO RS™ Medium, a reduced serum (2%) medium specifically formulated to support the growth of human mesenchymal stem cells (MSCs) in culture, was launched. MesenPRO RS™ consistently improves MSC expansion compared with conventional serum-supplemented media.

Exhibit 99.1

Fiscal Year 2007 Outlook

Subject to the risk factors detailed in the Safe Harbor Statement section of this release, the company reiterated the full year expectations provided in February of this year. Revenue from continuing operations is expected to increase in the low-to-mid single digits in 2007. Non-GAAP earnings per share is expected to grow 2 to 3 times revenue growth.

In addition, the company has now provided revised 2006 full year financials to exclude discontinued operations. Using the revised financials as a base, the company provided expectations for non-GAAP EPS growth. Non-GAAP EPS is expected to grow approximately 3 to 4 times the rate of revenue, which is equivalent to previously stated expectations for EPS growth off the As Reported 2006 financials.

Conference Call and Webcast Details

The company will discuss its financial and business results as well as its business outlook on its conference call at 5 pm Eastern Time today. This conference call will contain forward-looking information. The conference call will include a discussion of “non-GAAP financial measures” as that term is defined in Regulation G. For actual results, the most directly comparable GAAP financial measures and information reconciling these non-GAAP financial measures to the company’s financial results determined in accordance with GAAP, as well as other material financial and statistical information to be discussed on the conference call will be posted at the Company’s Investor Relations website at www.invitrogen.com.

The conference call will be webcast live over the Company’s investor relations website at www.invitrogen.com and will be archived at the site for one month.

To listen to the live conference call, please dial (800) 901-5248 (domestic) or (617) 786-4521 (international) and use passcode 97062941. A replay of the call will be available for one week by dialing (888) 286-8010 (domestic) and (617) 801-6888 (international). The passcode for the replay is 91983103.

About Invitrogen

Invitrogen Corporation (Nasdaq: IVGN) provides products and services that support academic and government research institutions and pharmaceutical and biotech companies worldwide in their efforts to improve the human condition. The company provides essential life science technologies for disease research, drug discovery, and commercial bioproduction. Invitrogen’s own research and development efforts are focused on breakthrough innovation in all major areas of biological discovery including functional genomics, proteomics, bioinformatics and cell biology — placing Invitrogen’s products in nearly every major laboratory in the world. Founded in 1987, Invitrogen is headquartered in Carlsbad, California, and conducts business in more than 70 countries around the world. The company is celebrating 20 years of accelerating scientific discovery. Invitrogen globally employs approximately 4,300 scientists and other professionals and had revenues of approximately $1.15 billion in 2006. For more information, visit www.invitrogen.com.

Exhibit 99.1

Statement Regarding Use of Non-GAAP Measures

We regularly have reported non-GAAP measures for net income and earnings per share as non-GAAP results. These measures are provided as supplementary information and are not a substitute for, or superior to, financial measures calculated in accordance with GAAP. These non-GAAP measures are limited because they do not reflect the entirety of our business results.

We define our non-GAAP results as our GAAP results excluding the after tax impact of the following items:

•	Acquisition related amortization

•	In process research and development expenses

•	Acquisition related gains and losses

•	Asset impairment charges related to a portfolio review

•	Business consolidation costs required to realize cost synergies from combining our acquired entities with our existing operations

•	Certain significant one time events that are unlikely to recur

•	Compensation expense related to the issuance of stock options as a result of adoption of FAS123R

Management views these excluded items as not indicative of the operating results or cash flows of its operations and excludes these items as a supplemental disclosure to assist investors in evaluating and assessing our past and future operational performance. This presentation of our non-GAAP results is consistent with how management internally evaluates the performance of its operations.

We encourage investors to carefully consider our results under GAAP, as well as our non-GAAP disclosures and the reconciliation between these presentations to more fully understand our business. Reconciliations between GAAP results and non-GAAP results are presented on the following pages.

Safe Harbor Statement

Certain statements contained in this press release and in today’s conference call are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and it is Invitrogen’s intent that such statements be protected by the safe harbor created thereby. Such statements include, but are not limited to statements regarding Invitrogen’s: 1) financial projections, including revenue and non-GAAP earnings per share; 2) plans to address underperforming businesses in our portfolio; 3) momentum in 2007; and 4) plans to accelerate organic growth and increase operating margins. Such forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to a) the Company’s ability to identify promising technology and new product development opportunities; b) the Company’s ability to identify and implement measures to effect cost savings and efficiency improvements; and c) the Company’s ability to identify acquisitions and organic growth opportunities that will position it to serve growing markets, as well as other risks and uncertainties detailed from time to time in Invitrogen’s Securities and Exchange Commission filings.

INVITROGEN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND RECONCILIATION OF NON-GAAP ADJUSTMENTS(1)

(in thousands, except per share data) (unaudited)	For the three months ended March 31, 2007				For the three months ended March 31, 2006
	GAAP	Adjustments		Non-GAAP	GAAP	Adjustments		Non-GAAP
Revenues	$308,653	$—		$308,653	$280,041	$—		$280,041
Cost of revenues	109,733	(1,433	)(2)(3)(4)	108,300	100,174	(2,583	)(2)(3)(4)	97,591

Gross profit	198,920	1,433		200,353	179,867	2,583		182,450

Gross margin	64.4%			64.9%	64.2%			65.2%
Operating expenses:
Sales and marketing	57,215	(1,527	)(3)(4)	55,688	57,349	(1,211	)(3)(4)	56,138
General and administrative	40,521	(4,960	)(3)(4)	35,561	36,889	(7,313	)(3)(4)	29,576
Research and development	27,445	(1,031	)(3)(4)	26,414	27,728	(1,048	)(3)(4)	26,680
Purchased intangibles amortization	27,586	(27,586	)(5)	—	28,013	(28,013	)(5)	—
Business consolidation costs	1,798	(1,798	)(6)	—	2,131	(2,131	)(6)	—

Total operating expenses	154,565	(36,902)		117,663	152,110	(39,716)		112,394

Operating income	44,355	38,335		82,690	27,757	42,299		70,056
Operating margin	14.4%	—		26.8%	9.9%	—		25.0%
Interest income	3,969	—		3,969	6,490	—		6,490
Interest expense	(7,184)	—		(7,184)	(8,329)	—		(8,329)
Other income (expense), net	(254)	—		(254)	382	—		382

Total other income (expense), net	(3,469)	—		(3,469)	(1,457)	—		(1,457)

Income from continuing operations before provision for income taxes	40,886	38,335		79,221	26,300	42,299		68,599
Income tax provision	(10,994)	(13,165	)(7)	(24,159)	(7,995)	(13,820	)(7)	(21,815)

Income from continuing operations	$29,892	$25,170		$55,062	$18,305	$28,479		$46,784
Income from discontinued operations, net of tax	$374	$(374)		$—	$913	$(913)		$—

Net income	$30,266	$24,796		$55,062	$19,218	$27,566		$46,784
Effective tax rate for continuing operations	26.9%			30.5%	30.4%			31.8%
Add back interest expense for subordinated debt, net of tax	40	—		40	189	—		189

Numerator for diluted earnings per share	$29,932	$25,170		$55,102	$18,494	$28,479		$46,973

Earnings per common share:
Basic earnings per share from continuing operations	$0.63			$1.16	$0.35			$0.88

Basic earnings per share from discontinued operations	$0.01			$—	$0.02			$—

Diluted earnings per share from continuing operations	$0.62			$1.14	$0.34			$0.86

Diluted earnings per share from discontinued operations	$0.01			$—	$0.01			$—

Weighted average shares used in per share calculation:
Basic	47,344	—		47,344	53,000	—		53,000
Diluted	48,307	—		48,307	54,822	—		54,822

(1)	The Company has regularly reported Non-GAAP results which exclude the amortization of purchased intangibles, charges for inventory revaluation on products sold that were previously written-up under purchase accounting rules, in-process research and development and acquisition related deferred compensation to provide a supplemental comparison of results of operations. In addition, expenses related to share-based payments as a result of the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payments,” have been excluded from 2007 Non-GAAP results.

(2)	Add back noncash charges for purchase accounting inventory revaluations of zero and $1.8 million for the three months ended March 31, 2007 and 2006, respectively.

(3)	Add back amortization of deferred compensation totaling $4 thousand and $0.2 million for the three months ended March 31, 2007 and 2006, respectively, related to stock option plans assumed in business combinations.

(4)	Add back expenses related to share-based payments of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payments,” of $8.9 million and $10.1 million for the three months ended March 31, 2007 and 2006, respectively.

(5)	Add back amortization of purchased intangibles.

(6)	Add back business consolidation costs.

(7)	Non-GAAP tax expense is higher than GAAP tax expense primarily because certain acquisition related costs such as charges for inventory revaluation, amortization of acquired intangibles, in-process research and development and deferred compensation are deducted for GAAP purposes but excluded for Non-GAAP purposes. In addition, 2007 GAAP net income includes expenses related to share-based payments as a result of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payments,” which are deducted for GAAP purposes but excluded for Non-GAAP purposes. These deductions produce a GAAP only tax benefit which is added back for Non-GAAP presentation.

INVITROGEN CORPORATION

BUSINESS SEGMENT HIGHLIGHTS

FOR THE THREE MONTHS ENDED MARCH 31, 2007 AND 2006

(in thousands) (unaudited)	Bio- Discovery	Cell Culture Systems	Unallocated(1)	Total
Segment results for the three months ended March 31, 2007
Revenues	$220,067	$88,586	$—	$308,653

Gross profit	158,774	41,579	(1,433)	198,920

Gross margin	72.1%	46.9%		64.4%

Selling and administrative	68,272	22,977	6,487	97,736
Research and development	23,391	3,023	1,031	27,445
Purchased intangibles amortization and business consolidation costs	—	—	29,384	29,384

Operating income (loss)	$67,111	$15,579	$(38,335)	$44,355

Operating margin	30.5%	17.6%		14.4%

Segment results for the three months ended March 31, 2006
Revenues	$201,763	$78,278	$—	$280,041

Gross profit	140,484	41,966	(2,583)	179,867

Gross margin	69.6%	53.6%		64.2%
Selling and administrative	64,697	21,017	8,524	94,238
Research and development	24,027	2,653	1,048	27,728
Purchased intangibles amortization	—	—	30,144	30,144

Operating income (loss)	$51,760	$18,296	$(42,299)	$27,757

Operating margin	25.7%	23.4%		9.9%

(1)	Unallocated items for the three months ended March 31, 2007 and 2006 include non-cash charges for purchase accounting inventory revaluations of zero and $1.8 million, amortization of purchased intangibles of $27.6 million and $30.0 million, amortization of deferred compensation of $4,000 and $0.2 million, business consolidation costs of $1.8 million and $2.1 million, and expenses related to share-based payments as a result of the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payments,” of $8.9 million and $10.1 million, respectively. These items are not allocated by management for purposes of analyzing the operations since they are principally non-cash or other costs resulting primarily from business restructuring or purchase accounting that are separate from ongoing operations.

INVITROGEN CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)	March 31, 2007	December 31, 2006
	(unaudited)
ASSETS
Current assets:
Cash and investments	$333,551	$356,487
Trade accounts receivable, net of allowance for doubtful accounts	178,000	177,510
Inventories	152,928	146,400
Deferred income taxes	40,338	35,096
Prepaid expenses and other current assets	25,193	25,023
Assets held for sale, net of tax	228,137	231,050

Total current assets	958,147	971,566
Property and equipment, net	274,984	275,419
Goodwill	1,494,006	1,463,326
Intangible assets, net	345,588	371,705
Long-term investments	2,850	2,850
Other assets	54,284	49,284

Total assets	$3,129,859	$3,134,150

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$558	$1,961
Accounts payable, accrued expenses and other current liabilities	195,051	190,499
Income taxes	19,331	16,154

Total current liabilities	214,940	208,614
Long-term debt	1,150,710	1,150,824
Pension liabilities	37,604	38,444
Deferred income tax liability	112,038	92,942
Other long-term liabilities	15,255	12,897
Stockholders’ equity	1,599,312	1,630,429

Total liabilities and stockholders’ equity	$3,129,859	$3,134,150

	$—	$—